Exhibit 99.1

PETMED EXPRESS D/B/A 1-800-PETMEDS

ANNOUNCES RECORD FIRST QUARTER FINANCIAL RESULTS

Earnings Increase 27% to $0.36 per share

Net Sales Increase 13% to $77.2 Million

Reorder Sales Increase 17%

Pompano Beach, Florida, July 20, 2009 - PetMed Express, Inc. (NASDAQ: PETS) today announced its financial results for the quarter ended June 30, 2009. Net income was $8.1 million, or $0.36 diluted per share, for the quarter ended June 30, 2009, compared to net income of $6.6 million, or $0.28 diluted per share, for the quarter ended June 30, 2008, a 27% increase to EPS. Net sales for the quarter ended June 30, 2009 were $77.2 million, compared to $68.4 million for the quarter ended June 30, 2008, an increase of 13%. Reorder sales increased by 17%, from $46.2 million to $54.0 million for the quarters ended June 30, 2008 and 2009, respectively. Our online sales increased 18% from $43.7 million to $51.8 million for the quarters ended June 30, 2008 and 2009, respectively.

Menderes Akdag, CEO and President, commented: “We are pleased to report a 29% increase to our income from operations for the quarter, and a 17% increase in our reorder sales, compared to a 16% increase in reorder sales for the same quarter in the prior year. We acquired approximately 297,000 new customers in our first fiscal quarter compared to 267,000 for the same quarter in the prior year. Our costs to acquire a new customer decreased by 12% to $33 for the quarter ended June 30, 2009, compared to $38 for the same quarter in the prior year. We are also pleased to report that our operating expenses as a percent of sales improved 180 basis points for the quarter, compared to the same quarter in the prior year. Our continuing focus will be on capturing additional market share, increasing reorders with personalized communication and health education content, and improving our customer service levels in fiscal 2010.”

This morning at 8:30 A.M. Eastern Time, Mr. Akdag will host a conference call to review the quarter’s financial results. To access the call, which is open to the public, please dial (888) 455-1758 (toll free) or (210) 234-0009. Callers will be required to supply PETMEDS as the passcode. For those unable to participate in the live event, the call will be available for replay from 10:00 A.M. on July 20, 2009 until August 3, 2009 at 11:59 P.M. To access the replay, call (800) 388-9075 (toll free) or (203) 369-3665, and enter passcode 5500.

Founded in 1996, PetMed Express is America’s Largest Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs, cats, and horses at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at www.1800petmeds.com.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2009. The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K.

For investment relations contact PetMed Express, Inc., Bruce S. Rosenbloom, CFO, 954-979-5995.

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Exhibit 99.1 Page 1 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,
	2009	2009
	(UNAUDITED)
ASSETS

Current assets:
Cash and cash equivalents	$59,503,377	$30,126,041
Accounts receivable, less allowance for doubtful
accounts of $67,327 and $58,525, respectively	3,313,213	2,881,085
Inventories - finished goods	16,133,770	26,778,096
Prepaid expenses and other current assets	924,580	753,602
Deferred tax assets	1,084,237	724,561
Prepaid income taxes	-	361,743
Total current assets	80,959,177	61,625,128

Long term investments	14,430,250	14,430,250
Property and equipment, net	4,889,479	5,057,561
Intangible assets	850,000	850,000

Total assets	$101,128,906	$81,962,939

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$10,123,659	$4,817,097
Accrued expenses and other current liabilities	2,720,893	2,177,838
Income taxes payable	4,019,300	-
Total current liabilities	16,863,852	6,994,935

Deferred tax liabilities	456,404	-

Total liabilities	17,320,256	6,994,935

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized;
2,500 convertible shares issued and outstanding with a
liquidation preference of $4 per share	8,898	8,898
Common stock, $.001 par value, 40,000,000 shares authorized;
22,728,470 and 22,686,836 shares issued and outstanding, respectively	22,728	22,687
Additional paid-in capital	765,829	-
Retained earnings	83,230,945	75,156,169
Accumulated other comprehensive loss	(219,750)	(219,750)

Total shareholders' equity	83,808,650	74,968,004

Total liabilities and shareholders' equity	$101,128,906	$81,962,939

Exhibit 99.1 Page 2 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

 (UNAUDITED)

	Three Months Ended
	June 30,
	2009	2008

Sales	$77,168,582	$68,366,683
Cost of sales	47,882,455	42,576,381

Gross profit	29,286,127	25,790,302

Operating expenses:
General and administrative	6,493,360	5,812,214
Advertising	9,871,809	10,060,123
Depreciation and amortization	322,335	155,552
Total operating expenses	16,687,504	16,027,889

Income from operations	12,598,623	9,762,413

Other income:
Interest income, net	61,420	309,315
Other, net	1,585	160,383
Total other income	63,005	469,698

Income before provision for income taxes	12,661,628	10,232,111

Provision for income taxes	4,586,852	3,610,902

Net income	$8,074,776	$6,621,209

Net income per common share:
Basic	$0.36	$0.28
Diluted	$0.36	$0.28

Weighted average number of common shares outstanding:
Basic	22,523,962	23,523,297
Diluted	22,681,612	23,671,933

Exhibit 99.1 Page 3 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	June 30,
	2009	2008
Cash flows from operating activities:
Net income	$8,074,776	$6,621,209
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	322,335	155,552
Share based compensation	337,027	304,041
Deferred income taxes	96,728	(47,174)
Bad debt expense	23,378	43,986
(Increase) decrease in operating assets
and increase (decrease) in liabilities:
Accounts receivable	(455,506)	(1,514,539)
Inventories - finished goods	10,644,326	(6,843,761)
Prepaid income taxes	361,743	-
Prepaid expenses and other current assets	(170,978)	(295,807)
Accounts payable	5,460,799	4,427,291
Income taxes payable	4,019,300	3,400,392
Accrued expenses and other current liabilities	543,055	373,387
Net cash provided by operating activities	29,256,983	6,624,577

Cash flows from investing activities:
Net change in investments	-	12,620,000
Purchases of property and equipment	(308,492)	(212,690)
Net cash (used in) provided by investing activities	(308,492)	12,407,310

Cash flows from financing activities:
Purchases of treasury stock	-	(1,086,816)
Proceeds from the exercise of stock options	319,763	348,200
Tax benefit related to stock options exercised	109,082	31,684
Net cash provided by (used in) financing activities	428,845	(706,932)

Net increase in cash and cash equivalents	29,377,336	18,324,955
Cash and cash equivalents, at beginning of period	30,126,041	20,267,829

Cash and cash equivalents, at end of period	$59,503,377	$38,592,784

Supplemental disclosure of cash flow information:

Cash paid for income taxes	$-	$226,000

Retirement of treasury stock	$-	$562,658

Property and equipment purchases in accounts payable	$617,522	$-

Exhibit 99.1 Page 4 of 4